UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 15, 2011

AngioDynamics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50761	11-3146460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Plaza Drive, Latham, New York	12110
(Address of Principal Executive Offices)	(Zip Code)

(518) 798-1215
(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 15, 2011, AngioDynamics, Inc. (the “Company”) entered into an employment agreement with Joseph M. DeVivo to secure his service as President and Chief Executive Officer of the Company (the "Employment Agreement").  A description of the Employment Agreement is contained in Item 5.02 below, which is incorporated by reference into this Item 1.01.  A copy of the Employment Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1, and the terms of the Employment Agreement are incorporated herein by this reference.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2011, the Board of Directors of the Company appointed Joseph M. DeVivo President and Chief Executive Officer of the Company, effective September 7, 2011.  Prior to his appointment as President and Chief Executive Officer, Mr. DeVivo, age 44, served as Global President of Smith & Nephew Orthopedics, a provider of medical devices operating in the orthopedics, endoscopy and advanced wound management markets, from June 2007 to August 2011.  Prior to that time, Mr. DeVivo served as President and Chief Executive Officer of RITA Medical Systems, a provider of medical oncology devices that was acquired by the Company on January 29, 2007, from August 2003 to January 2007.  Prior to RITA Medical Systems, Mr. DeVivo served as President, Chief Operating Officer and Director of Computer Motion Incorporation (CMI), a medical robotics company, from August 2002 to July 2003, and as Vice President and General Manager of a division of TYCO International's Healthcare Business, U.S. Surgical/Davis and Geck Sutures, from May 1993 to August 2002.  Mr. DeVivo earned his Bachelor of Science degree in Business Administration from the E. Clairborne Robins School of Business at the University of Richmond in 1989.

Mr. DeVivo does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

In connection with Mr. DeVivo’s appointment, on August 15, 2011, the Company and Mr. DeVivo entered into the Employment Agreement.  Pursuant to the Employment Agreement, Mr. DeVivo will serve as the Company’s President and CEO, commencing on September 7, 2011, for an initial three-year term (the “Initial Term”), subject to successive one-year extensions as agreed to between the Board of Directors of the Company and Mr. DeVivo.  Mr. DeVivo will receive a base salary of $555,000 per year and be eligible for annual bonuses at a target level of 100% of his base salary.  Under the terms of the Employment Agreement, Mr. DeVivo will be granted, pursuant to the Company’s 2004 Stock and Incentive Award Plan, (i) options to purchase 400,000 shares of the Company’s common stock and (ii) 25,000 restricted shares of the Company’s common stock.  The exercise price for the options and the value of the restricted stock will be equal to the closing price of the Company’s common stock as reported on the NASDAQ Global Market on the date of the grant.  The options and restricted shares will vest in four equal installments on the first four anniversaries of the grant date.  Vesting will be contingent on Mr. DeVivo continued employment on the vesting date.  The Company anticipates that the options and restricted shares will be granted on September 7, 2011.  After the Company’s fiscal year ending May 31, 2012, Mr. DeVivo will also be eligible for participation in the Company’s annual award program under the Company’s 2004 Stock and Incentive Award Plan, which may include the grant of a combination of options to purchase shares of the Company’s common stock and restricted stock units, as determined by the Compensation Committee of the Company’s Board of Directors.

In addition, under the Employment Agreement, Mr. DeVivo will receive (i) an executive car allowance of $1,500 per month (less applicable taxes), (ii) reimbursement of up to $10,000 for legal fees incurred by Mr. DeVivo in the review of the Employment Agreement, (iii) reimbursement for reasonable business expenses incurred during the period of employment subject to the Company’s expense reimbursement policies, (iv) a housing allowance of $200,000, (v) up to $60,000 in relocation expenses and (vi) reimbursement for up to $5,000 per month spent by Mr. DeVivo for temporary housing during the first six months following the effective date of his employment with the Company as President and Chief Executive Officer.  Mr. DeVivo will also be eligible to participate in the benefit and perquisite plans and programs generally available to senior executives of the Company, including health insurance, life and disability insurance, The Employee Stock Purchase Plan, 401(k) plan and flexible spending plan.

Mr. DeVivo’s employment may be terminated by either party at any time.  If Mr. DeVivo’s employment is terminated (A) by the Company other than (1) in connection with a change in control of the Company (as defined in the Change in Control Agreement described below) or (2) as a result of Mr. DeVivo’s (a) death, (b) disability, (c) willful and persistent failure to substantially perform his duties with the Company (other than any failure resulting from disability); (d) engaging in willful and persistent conduct that is injurious to the Company or its subsidiaries, monetarily or otherwise; (e) refusal to follow a reasonable and lawful instruction from the Board of Directors of the Company after written notice and opportunity to comply; or (f) conviction of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty, or moral turpitude (and which, in the case of (c), (d) and (e), is not rectified within a reasonable time after Mr. DeVivo’s receiving notice thereof) (clauses (c) through (f) hereof collectively referred to herein as “Cause”), or (B) if Mr. DeVivo’s employment is terminated by Mr. DeVivo for “Good Reason” (as defined below), the Company will pay Mr. DeVivo (1) if his employment is terminated during the Initial Term, his base salary for a 24 month severance period plus a one time lump sum payment equal to two times the cash bonus he received for the prior fiscal year (plus the COBRA/insurance premium for Mr. DeVivo’s benefits for 24 months or until Mr. DeVivo secures employment), or (2) if Mr. DeVivo’s employment is terminated during a one-year extension period following the Initial Term, a severance benefit in accordance with the Company’s standard severance policy then in effect.  If Mr. DeVivo’s employment is terminated by the Company without Cause after expiration of the Employment Agreement or any extension thereof, Mr. DeVivo will be eligible to receive a severance payment in accordance with the Company’s then current severance policy in an amount at least equal to 1.5 times Mr. DeVivo’s then current base salary.

For purposes of the Employment Agreement, “Good Reason” means (i) a material diminution of Mr. DeVivo’s duties, responsibilities, authority, title, position, compensation, or bonus opportunity; (ii) a material breach by the Company of any material provision of the Employment Agreement; or (iii) relocation of Mr. DeVivo’s place of employment more than fifty (50) miles from the location specified in the Employment Agreement (provided that, in the case of (i) and (ii), the Company does not respond and/or cure such alleged grounds within a reasonable period).

In addition, on August 15, 2011, the Company entered into a change in control agreement with Mr. DeVivo (the “Change in Control Agreement”).  The Change in Control Agreement has an initial term ending December 31, 2011, and each year will automatically renew for an additional one year term, provided however, that if a Change in Control occurs the term shall expire no earlier than 12 calendar months after the calendar month in which such Change in Control.  “Change in Control” is generally defined as any of the following: (i) a person is or becomes a beneficial owner of more than 40% of the Company's voting securities (ii) the composition of a majority of the Company’s board changes (iii) the Company consummates a merger or consolidation or (iv) the shareholders approve a plan of liquidation or sale of substantially all of the Company's assets.  The Change in Control Agreement provides, among other things, that if a Change in Control occurs during the term of the Agreement, and Mr. DeVivo’s employment is terminated either by the Company or by Mr. DeVivo, other than (a) by the Company for Cause, (b) by reason of death or disability, or (c) by Mr. DeVivo without Good Reason, Mr. DeVivo will receive a severance payment equal to 2.5 times his annual base salary plus unpaid and prorated annual bonus amounts and earned but unused vacation time.

For purposes of the Change in Control Agreement, “Cause” is generally defined as Mr. DeVivo’s (i) willful and continued failure to substantially perform his duties with the Company as such duties were in effect prior to any change therein constituting Good Reason (other than due to disability or after the occurrence of an event constituting Good Reason); (ii) engaging in willful conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; (iii) insubordination, as defined from time to time by the Board; or (iv) conviction of (a) a felony or (b) a crime involving fraud, dishonesty or moral turpitude.  For purposes of the Change in Control Agreement, “Good Reason” is generally defined as the occurrence after any Change in Control, of (i) the assignment to Mr. DeVivo of any duties inconsistent with or any substantial alteration of his position in the Company immediately prior to the Change in Control or a reduction in his title; (ii) a reduction by the Company in the Executive's annual base salary; (iii) a significant reduction in Mr. DeVivo’s compensation, benefits or reimbursements which is not replaced with substantially equivalent compensation, benefits or reimbursements; (iv) the Company’s failure to pay or provide any amount or benefit that the Company is obligated to pay or provide to Mr. DeVivo; (v) the Company’s failure to pay Mr. DeVivo a bonus, for each fiscal year following a Change in Control and during the term, at least equal to 80% of a specified bonus amount; (vi) the relocation of Mr. DeVivo's principal place of employment which increases his commuting time or the Company's requiring Mr. DeVivo to travel on business other than to an extent substantially consistent with his business travel obligations prior to the Change in Control; (vii) a significant adverse change occurs, whether of a quantitative or qualitative nature, in the indemnification protection provided to Mr. DeVivo for acts and omissions arising out of his service on behalf of the Company or any other entity at the request of the Company; or (viii) the Company fails to obtain the assumption of this Agreement by the Company’s successor.

Payment made under the Change in Control Agreement is generally made in a lump sum within thirty days following termination subject to delay if required by Section 409A of the Internal Revenue Code.  In addition, the Change in Control Agreement provides that in the event that the severance and other benefits provided for in the Agreement or otherwise payable to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Service Code, the benefits under the agreement will be either delivered in full, or delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to Mr. DeVivo.

The foregoing descriptions of the Employment Agreement and the Change in Control Agreement are qualified in their entirety by the text of such agreements, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, and the terms of which are incorporated herein by this reference.

A copy of the press release pursuant to which the Company announced the appointment of Mr. DeVivo as President and Chief Executive Officer is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated August 15, 2011, between AngioDynamics, Inc. and Joseph M. DeVivo
10.2	Change in Control Agreement, dated August 15, 2011, between AngioDynamics, Inc. and Joseph M. DeVivo
99.1	Press release dated August 16, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGIODYNAMICS, INC.
(Registrant)

Date: August 16, 2011	By:	/s/ D. Joseph Gersuk
D. Joseph Gersuk
Chief Financial Officer